Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

July 28, 2020

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB) with offices at 9000 West 67th Street, Merriam, Kansas, for the three and six months ended June 27, 2020 and June 29, 2019, in millions of dollars except share and per share amounts.

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Net sales	$1,808	$1,822	$3,491	$3,365
Net earnings (loss) attributable to Seaboard	$(26)	$58	$(129)	$115

Earnings (loss) per common share	$(22.35)	$50.13	$(110.88)	$98.92
Average number of shares outstanding	1,160,779	1,165,740	1,162,307	1,166,575
Dividends declared per common share	$2.25	$2.25	$4.50	$4.50

Notes to Report of Earnings:

Capital market volatility on short-term investments has an impact on Seaboard’s earnings. For the three and six months ended June 27, 2020, net loss attributable to Seaboard Corporation included other investment income (loss) of $128 million and $(97) million, respectively. For the three and six months ended June 29, 2019, net earnings attributable to Seaboard Corporation included other investment income of $37 million and $150 million, respectively. Non-cash unrealized marked-to-market gains (losses) on short-term investments was $113 million and $(97) million for the three and six months ended June 27, 2020, respectively.

Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on August 17, 2020 to stockholders of record at the close of business on August 7, 2020.

Seaboard Corporation today filed its Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Quarterly Report on Form 10-Q on its website at https://www.seaboardcorp.com/investors.